Exhibit 4.2

Form of Amended and Restated Stock Purchase Warrant

NEITHER THIS WARRANT NOR ANY OF THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (THE “SECURITIES ACT”) OR UNDER THE SECURITIES LAWS OF ANY FOREIGN JURISDICTION OR ANY STATE SECURITIES LAWS WITHIN THE UNITED STATES AND MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED UNLESS THERE IS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS IN EFFECT COVERING THIS WARRANT OR SUCH SECURITIES, AS THE CASE MAY BE, OR THERE IS AVAILABLE AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

CELATOR PHARMACEUTICALS, INC.

AMENDED AND RESTATED STOCK PURCHASE WARRANT

Warrant No. [ ]	[Insert date of amendment and restatement]

Void After [Insert date of original issuance]

THIS CERTIFIES that, for value received, [            ] (“Holder”), or registered assigns, is entitled to subscribe for and purchase from Celator Pharmaceuticals, Inc. (the “Company”), a Delaware corporation, [            ] shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), subject to adjustment from time to time in accordance with Section 4 hereof, at a price per share equal to $5.1213 (the “Warrant Price”). This Amended and Restated Stock Purchase Warrant (this “Warrant”) is one of a series of amended and restated warrants to purchase shares of Common Stock dated as of [            ], 2012 (collectively, the “Warrants”), which amend and restate Preferred Stock Purchase Warrants that were previously issued by the Company in connection with the transactions contemplated by that certain Note and Warrant Purchase Agreement dated as of December 15, 2011 among the Company and the investors listed therein, as amended (the “Note Purchase Agreement”). The Preferred Stock Purchase Warrant being amended and restated hereby is hereinafter referred to as the Original Warrant.

Section 1. Exercise and Duration of Warrant.

(a) Exercise Procedures. Holder may exercise this Warrant, in whole or in part, by presentation and surrender of this Warrant to the Company with the Form of Subscription attached hereto duly executed and accompanied by payment of the full Warrant Price for each share to be purchased.

(b) Issuance of Common Stock. Upon receipt of this Warrant with the Form of Subscription duly executed and accompanied by payment of the aggregate Warrant Price for the shares for which this Warrant is then being exercised, the Company shall cause to be issued certificates for the total number of whole shares of Common Stock for which this Warrant is being exercised (adjusted to reflect the effect of the provisions contained in Section 4, if any) in such denominations as are requested for delivery to Holder, and the Company shall thereupon deliver such certificates to Holder. Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that certificates representing such shares of Common Stock shall not then be actually delivered to Holder. In case Holder shall exercise this Warrant with respect to fewer than all of the shares that may be purchased under this Warrant, the Company shall execute a new warrant in the form of this Warrant for the balance of such shares and deliver such new warrant to Holder.

(c) Net Issuance Exercise. Notwithstanding anything to the contrary set forth herein, upon exercise of this Warrant, Holder may, at Holder’s election, either (i) exercise this Warrant by paying to the Company an amount equal to the aggregate Warrant Price of the shares being purchased or (ii) receive shares of Common Stock equal to the value (as determined below) of this Warrant, or the portion thereof being cancelled, in which event the Company shall issue to Holder a number of shares of Common Stock computed using the following formula:

	X =	Y(A-B)
A

Where:	X =	the number of shares of Common Stock to be issued to Holder

	Y =	the total number of shares of Common Stock for which this Warrant is being exercised

	A =	the Current Fair Market Value of one share of Common Stock

	B =	the Warrant Price then in effect

As used herein, Current Fair Market Value of Common Stock shall mean with respect to each share of Common Stock the fair market value per share as determined in good faith by the Board of Directors of the Company; provided, that if the Common Stock is then traded regularly in a public market, the current Fair Market Value shall be the average of the closing bid and asked prices of the Common Stock quoted in the over-the-counter market summary, or the average of the last reported sales price of the Common Stock or the closing price quoted on any national securities exchange on which the Common Stock is listed, whichever is available, as published in The Wall Street Journal over the ten trading days prior to the effective date of exercise.

(d) Duration. This Warrant shall expire at the close of business on the earlier to occur of (i) [insert date seven years from date of original issuance] or (ii) the closing of a Liquidity Event (as defined below); provided, however, that notwithstanding the foregoing, without any further action by or on behalf of Holder, this Warrant shall automatically be deemed to be exercised in full pursuant to the net issuance exercise provisions of Section 1(c) hereof upon the occurrence of a Liquidity Event if the application of such net exercise provisions would result in the issuance of any shares of Common Stock (i.e., if this Warrant is “in-the-money”). For purposes of this Warrant, a “Liquidity Event” shall mean: (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation, but excluding any merger effected exclusively for the purpose of changing the domicile of the Company); (ii) a sale of all or substantially all of the assets of the Company; (iii) the sale, exchange or transfer by the Company’s stockholders, in a single transaction or series of related transactions, of capital stock representing a majority of the voting power at elections of directors of the Company; or (iv) the grant by the Company of an exclusive license to any third party with respect to substantially all of the assets of the Company, unless, in the case of clauses (i) and (iii) above, the Company’s stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Company’s acquisition or sale or otherwise) hold more than 50% of the voting power of the surviving or acquiring entity in approximately the same relative percentages after such acquisition or sale as before such acquisition or sale. In the event that the Company is a party to a Liquidity Event or otherwise has knowledge thereof, the Company shall provide written notice to Holder of such Liquidity Event at least 15 days prior to the consummation thereof (or such shorter period to which the Majority Holders (as defined in Section 10) may consent).

Section 2. Reservation of Shares. The Company hereby agrees that at all times there shall be reserved for issuance and delivery upon exercise of this Warrant such number of shares of Common Stock from time to time issuable upon exercise of this Warrant and such number of shares of Common Stock into which those shares are convertible.

Section 3. Covenants as to Capital Stock. The Company covenants and agrees that all shares of Common Stock that may be issued upon the exercise of the rights represented by this Warrant, will, upon issuance, be validly issued, fully paid and non-assessable, and free from all taxes, liens and charges with respect to the issue thereof. Without limiting the generality of the foregoing, the Company covenants that it will from time to time take all such other action as may be required to assure that the stated or par value per share of the Common Stock is at all times equal to or less than the then effective Warrant Price per share of the Common Stock issuable upon exercise of this Warrant.

Section 4. Adjustments; Antidilution Provisions.

(a) Stock Split, Subdivision or Combination. If the Company, at any time while this Warrant is outstanding, shall split, subdivide or combine the Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock), the number of shares subject to purchase under this Warrant (i) shall be proportionately increased and the Warrant Price shall be proportionately decreased, in case of a split or subdivision of Common Stock, as of the effective date of such stock split or subdivision, or, if the Company shall take a record of the holders of the Common Stock for the purpose of so splitting or subdividing, as at such record date, whichever is earlier, or (ii) shall be proportionately decreased and the Warrant Price per share shall be proportionately increased, in the case of combination of Common Stock, as at the effective date of such combination or, if the Company shall take a record of holders of the Common Stock for the purpose of so combining, as at such record date, whichever is earlier.

(b) Stock Dividends. In the event the Company, at any time or from time to time while this Warrant is outstanding, shall pay a dividend payable in, or make any other distribution (except any distribution specifically provided for in Section 4(a) or Section 4(c)) in the nature of a dividend of, Common Stock, then the Warrant Price shall be adjusted, from and after the date of determination of shareholders entitled to receive such dividend or distribution, to that price determined by multiplying the Warrant Price in effect immediately prior to such date of determination by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend or distribution, and the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend or distribution. Holder shall thereafter be entitled to purchase, at the Warrant Price resulting from such adjustment, the number of shares of Common Stock (calculated to the nearest whole share) obtained by multiplying the Warrant Price in effect immediately prior to such adjustment by the number of shares of Common Stock issuable upon the exercise hereof immediately prior to such adjustment, and dividing the product so obtained by the Warrant Price resulting from such adjustment.

(c) Asset or Capital Dividend. If the Company, at any time while this Warrant is outstanding, shall make a distribution of its assets to the holders of the Common Stock and/or any class of stock convertible into the Common Stock as a dividend in liquidation or partial liquidation or as a return of capital other than as a dividend payable out of funds legally available for dividends under the laws of the State of Delaware, Holder shall, upon exercise and payment of the Warrant Price within 14 business days after notification of such distribution pursuant to Section 11, be entitled to receive, in addition to the number of shares receivable thereupon, and without payment of any additional consideration therefor, a sum equal to the amount of such assets as would have been payable to Holder had Holder been the holder of record of such shares on the record date for such distribution; and an appropriate provision therefor shall be made for Holder to be made a party to any such distribution.

(d) Adjustments for Consolidation, Merger, Sale of Assets, Reorganization or Reclassification. Subject to the provisions of Section 1(d), in the event the Company, at any time or from time to time while this Warrant is outstanding, (i) shall consolidate with or merge into any other entity and shall not be the continuing or surviving corporation of such consolidation or merger, or (ii) shall permit any other entity to consolidate with or merge into the Company and the Company shall be the continuing or surviving entity but, in connection with such consolidation or merger, the Common Stock shall be changed into or exchanged for capital stock or other securities or property of any other entity, or (iii) shall transfer all or substantially all of its properties and assets to any other entity, or (iv) shall effect a capital reorganization or reclassification of the Common Stock (other than one deemed to result in the issue of additional Common Stock), then, and in each such event, lawful provision shall be made so that Holder shall be entitled to receive upon the exercise hereof at any time after the consummation of such consolidation, merger, transfer, reorganization or reclassification, in lieu of the shares issuable upon exercise of this Warrant prior to such consummation, the capital stock and other securities and property to which Holder would have been entitled upon such consummation if Holder had exercised this Warrant immediately prior thereto.

(e) Certificate of Adjustment. The Company shall, within a reasonable time period after written request at any time by Holder, furnish or cause to be furnished to Holder a certificate setting forth adjustments of the Warrant Price and of the number of shares issuable upon exercise of this Warrant and the amount, if any, of other property at the time receivable upon the exercise of this Warrant.

(f) No Other Adjustment. The amount of Shares subject to purchase under this Warrant and the Warrant Price shall not be adjusted except in the manner and upon the terms and conditions set forth in this Section 4.

Section 5. Transfer of Warrant. This Warrant, if presented or surrendered for transfer, shall, if so required by the Company, be accompanied by a duly executed written instrument of transfer, in substantially the form of the Form of Assignment attached hereto, and such other documentation as the Company shall reasonably request.

Section 6. Exchange of Warrant. This Warrant is exchangeable, upon the surrender hereof by Holder at the office of the Company for new Warrants of like tenor representing in the aggregate the rights to subscribe for and purchase the number of shares that may be subscribed for and purchased hereunder, each of such new Warrants to represent the right to subscribe for and purchase such number of shares as shall be designated by Holder at the time of such surrender.

Section 7. Fractional Shares. Fractional shares shall not be issued upon the exercise of this Warrant, but in any case where Holder would, except for the provisions of this Section 7, be entitled under the terms hereof to receive a fraction of a share upon the exercise of this Warrant, the Company shall, upon the exercise of this Warrant, pay a sum in cash equal to the product obtained by multiplying such fraction by the Current Fair Market Value of Common Stock.

Section 8. Lost, Stolen, Mutilated or Destroyed Warrant. If this Warrant is lost, stolen, mutilated or destroyed, the Company may, on such terms as to indemnity or otherwise as it may in its discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination and tenor as the Warrant so lost, stolen, mutilated or destroyed. Any such new Warrant shall constitute an original contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated or destroyed Warrant shall be at any time enforceable by anyone.

Section 9. Legends. Each certificate representing shares of Common Stock issuable upon exercise of this Warrant shall be endorsed with the following legend, in addition to any other legends required under applicable securities laws:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE SHARES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SHARES UNDER THE SECURITIES ACT OF 1933 OR AN OPINION OF THE COMPANY’S COUNSEL THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT.

Section 10. Amendments and Waivers. The Warrants, including this Warrant, may be amended, modified or supplemented, and waiver or consents to departures from the provisions of the Warrants may be given, if the Company and the holders of outstanding Warrants representing at least a majority of the shares of Common Stock purchasable under the outstanding Warrants (the “Majority Holders”) consent to such amendment, modification, supplement, waiver or consent. Such consent may be effected by any available legal means, including without limitation at a special or regular meeting, by written consent or otherwise. This Warrant amends and restates, and replaces and supersedes in its entirety, the Original Warrant.

Section 11. No Stockholder Rights. This Warrant shall not entitle Holder to any rights as a stockholder of the Company. To the extent that Holder is not at the time of exercise of this Warrant a stockholder of the Company, as a condition to the exercise hereof, if requested by the Company, Holder shall execute any agreement to which the holders of Common Stock are parties in their capacities as such.

Section 12. Notices. All notices given hereunder shall be in writing and shall be delivered in person or duly sent by mail, postage prepaid; by an overnight delivery service, charges prepaid; or by confirmed telecopy; addressed to Holder at Holder’s address in the records of the Company and addressed to the Company at its principal place of business to the attention of its Secretary.

Section 13. Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of Delaware, notwithstanding principles of conflicts of laws.

(Signature page follows.)

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its duly authorized officer as of the date first above written.

CELATOR PHARMACEUTICALS, INC.

By:
Scott Jackson,
Chief Executive Officer

FORM OF SUBSCRIPTION

The undersigned, the holder of the within Warrant, hereby irrevocably elects to exercise the purchase right represented by such Warrant for, and to purchase thereunder,                                          (            ) shares of Common Stock of Celator Pharmaceuticals, Inc. covered by Warrant No.      according to the conditions thereof, and requests that the certificate(s) for such shares be issued in the name of, and delivered to, the undersigned.

☐	Such exercise is made pursuant to Section 1(a) and the undersigned herewith makes payment of the Warrant Price for such shares in full in the amount of $ .

☐	Such exercise is made pursuant to Section 1(c) and no cash is being paid herewith.

Dated:
Signature of Warrant Holder

Name of Warrant Holder (Please Print)

(Address)

FORM OF ASSIGNMENT

For value received, the undersigned hereby sells, assigns and transfers unto                     , all of the rights represented by the within Warrant to purchase              shares of Common Stock of Celator Pharmaceuticals, Inc. to which the within Warrant relates, and appoints                      Attorney to transfer such right on the books of Celator Pharmaceuticals, Inc. with full power of substitution in the premises.

Dated:
Signature of Warrant Holder

Name of Warrant Holder (Please Print)

(Address)

Signed in the presence of: